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                                                                    EXHIBIT 2(C)

                                 AMENDMENT NO. 2
                                       TO
                          AGREEMENT AND PLAN OF MERGER


         This Amendment No. 2 (the "Amendment No. 2") is made this 21st day of October, 1998, by and among SecurityBank, Texas, a Texas banking corporation (the "Bank"), SouthTrust of Alabama, Inc., an Alabama corporation and a wholly-owned subsidiary of SouthTrust (as defined herein) ("ST-Sub"), SouthTrust Corporation, a Delaware corporation ("SouthTrust"), and SouthTrust Bank, National Association, a national banking association ("ST-Bank").

         WHEREAS, the Bank, ST-Sub, SouthTrust and ST-Bank have entered into an Agreement and Plan of Merger, effective July 14, 1998, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of August 28, 1998 (as so amended, the "Merger Agreement"), providing for the acquisition by ST-Sub of the assets and the business of the Bank through the merger of the Bank with and into ST-Bank (terms with their initial letter capitalized and not otherwise defined herein have the meanings given them in the Merger Agreement);

         WHEREAS, Section 2.1(b) of the Merger Agreement provides that the Merger Consideration to be received by the holders of the Bank Shares is the number of SouthTrust Shares equal to the quotient of (i) $30,000,000 divided by
(ii) the Average Closing Price; provided that if the quotient is more than 785,675, then SouthTrust may, at its written election, refuse to increase the Merger Consideration to more than 785,675 SouthTrust Shares, provided that the Bank may elect to terminate this Agreement within three (3) business days after such written election.

         WHEREAS, the parties intend that the Effective Time of the Merger be on October 30, 1998;

         WHEREAS, the Average Closing Price computed based on the Effective Time of the Merger occurring on October 30, 1998, would result in a quotient computed pursuant to Section 2.1(b) in excess of 800,000;

         WHEREAS, the parties wish to amend the Merger Agreement, as set forth herein;

         NOW THEREFORE, in consideration of the premises and mutual covenants, representations, warranties and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


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         1. Amendment to Section 2.1(b). The Merger Agreement is hereby amended by deleting Section 2.1(b) therein in its entirety and inserting in its place and stead the following:

                  "(b) Subject to the terms and conditions of this Agreement, including, without limitation, Section 2.3 of this Agreement, and except with regard to Dissenting Shares (as defined in Section 2.1(d) of this Agreement) and the Bank Shares excluded in (a) above, each Bank Share outstanding immediately prior to the Effective Time of the Merger shall be converted into the right to receive the quotient of (i) 800,000 shares (the "Merger Consideration") of the common stock of SouthTrust (and the rights associated therewith pursuant to a Rights Agreement dated February 22, 1989 between SouthTrust and Mellon Bank, N.A.) (together, the "SouthTrust Shares") divided by (ii) the number of Bank Shares outstanding immediately prior to the Effective Time of the Merger (hereinafter referred to as the "Conversion Ratio").

                  "Further, if the Effective Time of the Merger does not occur on or before the record date for the payment of the regular quarterly dividend on the SouthTrust Shares declared during the fourth quarter of 1998, then, notwithstanding the foregoing, the number of SouthTrust Shares included in the Merger Consideration shall be increased by adding thereto the quotient of (A) the amount of such quarterly dividend divided by (B) the Average Closing Price(as defined below).

                  "For purposes of this Agreement, the term "Average Closing Price" shall mean the average of the daily last sales prices of SouthTrust Shares reported by the NasDaq-National Market System ("NASD/NMS") (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by SouthTrust) for the 20 consecutive full trading days in which such shares are traded on the NASDAQ/NMS ending at the close of trading on the tenth business day prior to the Effective Time of the Merger."

         2. Amendment to Section 10.1(b). The Merger Agreement is hereby amended by deleting Section 10.1(b) therein in its entirety and inserting in its place and stead the following:

                  "(b) by the Board of Directors of the Bank if the Merger shall not have occurred on or prior to October 30, 1998, or by the Board of Directors of SouthTrust or the Bank if the Merger shall not have occurred on or prior to November 30, 1998, or on such other respective dates as may be mutually agreed to by SouthTrust and the Bank, provided that the failure to consummate the Merger on or before such respective dates is not as a result of any breach of any of the representations, warranties, covenants or other agreements contained herein by the party electing to terminate pursuant to this Section 10.1(b);"

         3. Except as expressly amended herein, all other terms and conditions of the Merger Agreement shall remain in force and effect.


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         IN WITNESS WHEREOF, the parties hereby have caused this Amendment No. 2 to be executed and delivered, and their respective seals hereunto affixed, by their officers thereunto duly authorized, and have caused this Amendment No. 2 to be dated as of the day and year first above written.


[CORPORATE SEAL]                     SECURITYBANK TEXAS


                                     By:
                                        ----------------------------------------
                                        Morrie B. Minshew, Chairman
ATTEST:


------------------------------
Name:
Title:




[CORPORATE SEAL]                     SOUTHTRUST CORPORATION


                                     By:
                                        ----------------------------------------
                                        John D. Buchanon, Senior Vice President
ATTEST:


------------------------------
William L. Prater,
 Assistant Secretary



[CORPORATE SEAL]                     SOUTHTRUST OF ALABAMA, INC.


                                     By:
                                        ----------------------------------------
                                        John D. Buchanon, Vice President
ATTEST:


------------------------------
William L. Prater,
 Assistant Secretary


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[CORPORATE SEAL]                     SOUTHTRUST BANK, NATIONAL ASSOCIATION


                                     By:
                                        ----------------------------------------
                                        John D. Buchanon, Senior Vice President
ATTEST:


------------------------------
William L. Prater,
Assistant Secretary


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